OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
MOTIVE, INC.
at
$2.23 Net Per Share
by
MAGIC ACQUISITION SUBSIDIARY INC.
a wholly owned subsidiary of
LUCENT TECHNOLOGIES INC.
a wholly owned subsidiary of
ALCATEL LUCENT

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, AUGUST 12, 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated July 16, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”), relating to an offer by Magic Acquisition Subsidiary Inc., which is a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of Alcatel Lucent, a société anonyme organized under the laws of the Republic of France, to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Motive, Inc., a Delaware corporation (the “Company”), at a price per share of $2.23 to the seller in cash (the “Offer Price”) without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Stockholders of the Company whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer Price is $2.23 per Share to the seller in cash without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 16, 2008, by and among Parent, Purchaser and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”).

The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

4. The board of directors of the Company determined (1) that it is in the best interest of the stockholders of the Company that (i) the Company enters into the Merger Agreement, (ii) stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (iii) the Company consummates the Merger, and (2) that the consideration to be paid to stockholders of the Company in the Offer is fair to, and in the best interests of, those stockholders.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Tuesday, August 12, 2008, unless the Offer is extended.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is subject to a number of conditions, including: (i) that there be validly tendered and not properly withdrawn prior to the expiration of the Offer at least 17,639,096 Shares (the “Minimum Condition”) (provided however, that Purchaser may on a single occasion irrevocably decrease the Minimum Condition to a level not less than the sum of (x) 15,493,417 Shares plus (y) the total number of Shares, if any, issued or to be issued prior to the Expiration Date (as defined in the Offer to Purchase) pursuant to a notice, duly and validly given after the date of the Merger Agreement and on or prior to the Expiration Date (and not subsequently withdrawn) to the Company of election to exercise an option or warrant to purchase Shares after the date of the Merger Agreement and prior to the Expiration Date); (ii) delivery of the Company’s audited financial statements for the years ended December 31, 2007 and December 31, 2006, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with the previously delivered unaudited financial statements for that period as specified in the Merger Agreement; (iii) effectiveness of the final approval by the court of the Company’s previously announced settlement of securities and derivative litigation; (iv) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws; and (v) other customary conditions. See Section 15 — “Conditions to Purchaser’s Obligations” in the Offer to Purchase for a description of all of the conditions to the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all stockholders of the Company. Parent and Purchaser are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Parent and Purchaser become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Company’s stockholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by the Depositary, (1) a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, and (3) any other documents required by the Letter of Transmittal should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Stockholders of the Company tendering Shares may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

INSTRUCTIONS WITH RESPECT TO THE
All Outstanding Shares of Common Stock
of
MOTIVE, INC.
at
$2.23 Net Per Share
by
MAGIC ACQUISITION SUBSIDIARY INC.
a wholly owned subsidiary of
LUCENT TECHNOLOGIES INC.
a wholly owned subsidiary of
ALCATEL LUCENT

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated July 16, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Magic Acquisition Subsidiary Inc., which is a Delaware corporation and a direct wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Alcatel Lucent, a société anonyme organized under the laws of the Republic of France, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Motive, Inc., a Delaware corporation, at a price per share of $2.23 to the seller in cash without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

SHARES	(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Employer Identification Number or Social Security Number
Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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